Exhibit 99.2 - Letter to the stockholders of Lee Enterprises, Incorporated from its Chairman, President and Chief Executive Officer

201 N. Harrison St.	Mary Junck
Davenport, IA 52801	Chairman, President and Chief Executive Officer

                          www.lee.net                                                                                  (563) 383-2100

July 30, 2009

Dear Lee Stockholder:

As Lee enters the final quarter of fiscal 2009, I’d like to give you another update.

The key headline is: We are continuing to position Lee so it will emerge strong when the recession ends.

In the quarter that just ended, we reduced debt by $18 million and again performed well within projections we provided to lenders in February.

Operating revenue declined 20.5 percent in the quarter, while cash costs, excluding unusual items, decreased 22.0 percent, one of the best showings in the industry on both counts. Free cash flow totaled $22.1 million, compared with $34.2 million in 2008.

While overall business remains sluggish, it has stabilized, and many of our publishers are reporting cautious optimism from an increasing number of local advertisers. We are especially encouraged by the response we have received to new sales programs that reach non-traditional advertisers and by our efforts to expand our lion’s share of local advertising spending. Since October, we have taken more than 10,700 local accounts from print, broadcast, online, yellow page and direct mail competitors. We expect this “steal share” campaign to pay off when the advertising pie grows larger again.

Our streamlining of costs also remains on track. Thanks in part to 22 percent reductions in the third quarter, we expect to reduce full-year 2009 cash costs, excluding unusual items, about 17 percent below 2008, a decrease of nearly $140 million. Among our many cost actions, we have completed page width reduction across the company, realigned staffing and consolidated or outsourced printing and distribution in several more locations.

As a result of those actions and many more, the overall rate of decline in our operating cash flow has slowed dramatically since last quarter, and more individual enterprises have begun exceeding prior year. Our operating cash flow margin, which includes corporate costs, has improved to 21.9 percent from 21.0 percent a year ago. Excluding non-cash impairment charges and other unusual items, diluted earnings per common share for the third quarter were 12 cents, compared with 30 cents a year ago. A full report is available at lee.net, or you may request a printed copy by calling 563-383-2100.

At the annual meeting in March, shareholders granted the board of directors discretionary authority until June 30 to decide whether to enact a reverse stock split. After considering current market conditions, business forecasts and other factors that could affect shareholder value, including the prospect of remaining in compliance with New York Stock Exchange rules for continued listing, the board decided against a reverse split. We believe our true long-term outlook will become apparent to more investors as the recession begins to recede.

Currently, we are aggressively rolling out online behavioral targeted advertising through the new Yahoo platform. We will be able to serve targeted ads based on a user’s interest as indicated

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through searches made, content accessed or ads clicked. The platform has received enthusiastic response from advertisers, and we expect it to generate significant new revenue.

Other top priorities include developing next steps for paid online content, launching an initiative to drive real estate advertising, continue separating sales of print and online recruitment advertising, and focusing circulation initiatives on key days of the week and in key geographic areas desirable to advertisers.

We’re also launching a public relations campaign for employees and advertisers to counter the continuing, irrational negativity about the future of newspapers. The campaign will be locally focused and tailored to each location.

Here’s a simple, rock-solid fact: In a time of rapidly evolving digital interactivity, our newspapers and online sites remain first and best in our communities, surpassing all print, online and broadcast competitors, by far, as the primary source for local news, information and advertising.

Among key points in our public relations campaign:

•	Our audiences are huge and growing: Our newspapers and online sites reach up to three-fourths or more of adults in our markets.

•	Strong across all age groups: We reach 60% or more of 18- to 29-year-olds. Our newspapers alone reach more than 50%.

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First and best in local news:  We have more journalists than all of our competitors combined. Without us, most local news would never come to light. We provide information vital to our communities and critical to our democracy.

•	First and best in advertising: No competitor can match the results we deliver through our newspapers, niche publications and online sites.

•	Healthy: We continue to generate substantial cash flow in a difficult economy.

Our campaign is titled “First. Best. Today. Tomorrow.” As technology and media use evolve, we are evolving, too, and will remain head and shoulders above all others as the leading provider of local news, information and advertising in our communities.

Thank you again for standing by Lee in this challenging time.

Mary Junck

Chairman, President and Chief Executive Officer

FORWARD-LOOKING STATEMENTS – The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This letter contains information that may be deemed forward-looking, that is based largely on the Company’s current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact of continuing adverse economic conditions, potential changes in advertising demand, newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in maintaining employee and customer relationships, increased capital and other costs, competition and other risks detailed from time to time in the Company’s publicly filed documents, including the Company Annual Report on Form 10-K for the year ended September 28, 2008. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this letter. The Company does not undertake to publicly update or revise its forward-looking statements.